NL REPORTS FOURTH QUARTER 2023 RESULTS

DALLAS, TEXAS – March 6, 2024 – NL Industries, Inc. (NYSE: NL) today reported net income attributable to NL stockholders of $7.6 million, or $.16 per share, in the fourth quarter of 2023 compared to a net loss attributable to NL stockholders of $6.1 million, or $.13 per share, in the fourth quarter of 2022. NL’s results include an unrealized gain of $2.4 million in the fourth quarter of 2023 related to the change in value of marketable equity securities compared to a $3.8 million unrealized loss in the fourth quarter of 2022. For the full year of 2023, NL reported a net loss attributable to NL stockholders of $2.3 million, or $.05 per share, compared to net income attributable to NL stockholders of $33.8 million, or $.69 per share for the full year of 2022. NL’s results include an unrealized loss of $8.1 million in each of the full years of 2022 and 2023 related to the change in value of marketable equity securities.

Net sales were $43.2 million for the fourth quarter of 2023 compared to $40.0 million in the fourth quarter of 2022 and $161.3 million for the year ended December 31, 2023 compared to $166.6 million for the full year of 2022. Net sales increased in the fourth quarter of 2023 compared to the same period in 2022 primarily due to higher Security Products sales related to a pilot project for a government security customer, partially offset by lower Marine Components sales primarily to the towboat market. Net sales decreased for the full year of 2023 compared to the same period in 2022 due to lower Marine Components sales predominantly to the towboat market, partially offset by higher Security Products sales to the government security market largely in the fourth quarter related to the pilot project as noted above. Income from operations attributable to CompX was $7.4 million for the fourth quarter of 2023 compared to $5.4 million for the fourth quarter of 2022 and $25.4 million for each of the full years of 2022 and 2023. Income from operations increased in the fourth quarter of 2023 compared to the same period in 2022 due to higher sales and improved gross margin percentage at Security Products, partially offset by lower Marine Components sales and gross margin percentage.  Income from operations for the full year of 2023 was comparable to 2022 as lower Marine Components sales were offset by higher gross margin percentages across both reporting units, primarily due to lower production costs, and higher Security Products sales.

NL recognized equity in losses of Kronos of $1.6 million in the fourth quarter of 2023 compared to equity in losses of $6.0 million in the same period of 2022 and equity in losses of Kronos of $15.0 million in the full year of 2023 compared to equity in earnings of $31.9 million in the full year of 2022.  Kronos’ net sales of $400.1 million in the fourth quarter of 2023 were $57.7 million, or 17%, higher than in the fourth quarter of 2022.  Kronos’ net sales of $1.7 billion in the full year of 2023 were $263.7 million, or 14%, lower than in the full year of 2022.  Kronos’ net sales increased in the fourth quarter of 2023 compared to the fourth quarter of 2022 due to the net effects of higher sales volumes due to strengthening demand for TiO2 in its primary markets of Europe and North America and lower average TiO2 selling prices. Kronos’ net sales decreased in the full year of 2023 compared to the  full year of 2022 due to the effects of lower sales volumes in all its major markets and lower average TiO2 selling prices. Kronos’ TiO2 sales volumes were 29% higher in the fourth quarter of 2023 as compared to the fourth quarter of 2022 and 13% lower in the full year of 2023 as compared to the full year of 2022. Kronos’ average TiO2 selling prices were 11% lower in the fourth quarter of 2023 as compared to the fourth quarter of 2022 and 4% lower in the full year of 2023 as compared to the full year of 2022. Kronos’ average TiO2 selling prices at the end of 2023 were 13% lower than the end of 2022. Changes in product mix positively contributed to Kronos’ net sales, primarily due to higher average selling prices and sales volumes in its complementary businesses which somewhat offset declines in TiO2 sales volumes in the full year of 2023. Fluctuations in currency exchange rates (primarily the euro) also affected Kronos’ net sales comparisons, increasing net sales by approximately $10 million in both the fourth quarter and full year of 2023 as compared to the same periods in 2022. The table at the end of this press release shows how each of these items impacted Kronos’ net sales.

Kronos’ loss from operations in the fourth quarter of 2023 was $5.7 million as compared to a loss of $19.7 million in the fourth quarter of 2022. For the full year of 2023, Kronos’ loss from operations was $56.0 million as compared to income from operations of $159.6 million in 2022. Kronos’ loss from operations decreased in the fourth quarter of 2023 compared to the same period in 2022 primarily due to the net effect of higher sales volumes and lower average TiO2 selling prices. Kronos’ loss from operations increased in the full year of 2023 as compared to the full year of 2022 as a result of the combination of lower sales volumes, higher production costs and lower average TiO2 selling prices.  In addition, cost of sales in the fourth quarter and the full year of 2023 includes $22 million and $96 million, respectively, of unabsorbed fixed production and other manufacturing costs associated with production curtailments at Kronos’ facilities during the full year of 2023 as it adjusted its TiO2 production volumes to align inventory levels with lower demand. Kronos’ TiO2 production volumes were 15% higher in the fourth quarter of 2023 compared to the fourth quarter of 2022 but 19% lower in the full year of 2023 compared to the full year of 2022. As a result of reduced demand and scheduled maintenance activities, Kronos operated its production facilities at 72% of practical capacity utilization in the full year of 2023 (76%, 64%, 73% and 78% in the first, second, third and fourth quarters of 2023, respectively) compared to 89% capacity in the full year 2022 (100%, 95%, 93% and 66% in the first, second, third and fourth quarters of 2022, respectively). Fluctuations in currency exchange rates (primarily the euro) decreased Kronos’ loss from operations by approximately $5 million in the fourth quarter of 2023 and by approximately $16 million in the full year of 2023 as compared to the same prior year periods.

Kronos’ loss from operations in the full year of 2023 includes an insurance settlement gain related to a 2020 business interruption insurance claim of $2.5 million (NL’s equity interest was $.5 million, or $.01 per share, net of tax), a fixed asset impairment related to the write-off of certain costs resulting from a capital project termination of $3.8 million (NL’s equity interest was $.7 million, or $.01 per share, net of tax) and restructuring costs related to workforce reductions of $5.8 million (NL’s equity interest was $1.0 million, or $.02 per share, net of tax). Kronos’ income from operations in the full year of 2022 includes a gain related to the 2020 business interruption insurance claim noted above of $2.7 million (NL’s equity interest was $.5 million, or $.01 per share, net of tax).

Corporate expenses decreased $.4 million in the fourth quarter of 2023 as compared to the fourth quarter of 2022  primarily due to lower litigation fees and related costs. Corporate expenses decreased $.4 million for the full year of 2023 as compared to 2022 primarily due to lower administrative expenses and $.5 million of insurance recoveries received in 2023. Interest and dividend income in the fourth quarter and for the full year of 2023 increased $1.3 million and $5.8 million, respectively, compared to the same periods of 2022 primarily due to higher average interest rates on invested balances somewhat offset by lower average balances on CompX’s revolving promissory note from Valhi. Marketable equity securities represent the change in unrealized gains (losses) on our portfolio of marketable equity securities during the periods.

The net loss per share attributable to NL stockholders for the full year of 2023 includes a non-cash loss of $4.9 million ($3.9 million, or $.08 per share, net of tax) due to the termination of our U.K. pension plan recognized in the second quarter.

The statements in this release relating to matters that are not historical facts are forward-looking statements that represent management's beliefs and assumptions based on currently available information.  Although we believe the expectations reflected in such forward-looking statements are reasonable, we cannot give any assurances that these expectations will prove to be correct.  Such statements by their nature involve substantial risks and uncertainties that could significantly impact expected results, and actual future results could differ materially from those described in such forward-looking statements.  While it is not possible to identify all factors, we continue to face many risks and uncertainties.  Factors that could cause actual future results to differ materially include, but are not limited to:

●	Future supply and demand for our products;
●	The extent of the dependence of certain of our businesses on certain market sectors;
●	The cyclicality of our businesses (such as Kronos’ TiO2 operations);
●	Customer and producer inventory levels;
●	Unexpected or earlier-than-expected industry capacity expansion (such as the TiO2 industry);
●	Changes in raw material and other operating costs (such as energy, ore, zinc, aluminum, steel and brass costs) and our ability to pass those costs on to our customers or offset them with reductions in other operating costs;
●	Changes in the availability of raw material (such as ore);
●	General global economic and political conditions that harm the worldwide economy, disrupt our supply chain, increase material and energy costs or reduce demand or perceived demand for Kronos’ TiO2 and our products or impair our ability to operate our facilities (including changes in the level of gross domestic product in various regions of the world, natural disasters, terrorist acts, global conflicts and public health crises);

●	Operating interruptions (including, but not limited to, labor disputes, leaks, natural disasters, fires, explosions, unscheduled or unplanned downtime, transportation interruptions, certain regional and world events or economic conditions and public health crises);
●	Technology related disruptions (including, but not limited to, cyber-attacks; software implementation, upgrades, or improvements; technology processing failures; or other events) related to our technology infrastructure that could impact our ability to continue operations, or at key vendors which could impact our supply chain, or at key customers which could impact their operations and cause them to curtail or pause orders
●	Competitive products and substitute products;
●	Price and product competition from low-cost manufacturing sources (such as China);
●	Customer and competitor strategies;
●	Potential consolidation of Kronos’ competitors;
●	Potential consolidation of Kronos’ customers;
●	The impact of pricing and production decisions;
●	Competitive technology positions;
●	Our ability to protect or defend intellectual property rights;
●	Potential difficulties in integrating future acquisitions;
●	Potential difficulties in upgrading or implementing accounting and manufacturing software systems;
●	The introduction of trade barriers or trade disputes;
●	Fluctuations in currency exchange rates (such as changes in the exchange rate between the U.S. dollar and each of the euro, the Norwegian krone and the Canadian dollar and between the euro and the Norwegian krone), or possible disruptions to our business resulting from uncertainties associated with the euro or other currencies;
●	Decisions to sell operating assets other than in the ordinary course of business;
●	Kronos’ ability to renew or refinance credit facilities;
●	Increases in interest rates;
●	Our ability to maintain sufficient liquidity;
●	The timing and amounts of insurance recoveries;
●	The ability of our subsidiaries or affiliates to pay us dividends;
●	Uncertainties associated with CompX’s development of new products and product features;
●	The ultimate outcome of income tax audits, tax settlement initiatives or other tax matters, including future tax reform;
●	Our ability to utilize income tax attributes or changes in income tax rates related to such attributes, the benefits of which may or may not have been recognized under the more-likely-than-not recognition criteria
●	Environmental matters (such as those requiring compliance with emission and discharge standards for existing and new facilities or new developments regarding environmental remediation or decommissioning at sites related to our former operations);
●	Government laws and regulations and possible changes therein (such as changes in government regulations which might impose various obligations on former manufacturers of lead pigment and lead-based paint, including us, with respect to asserted health concerns associated with the use of such products), including new environmental, health, safety, sustainability and or other regulations (such as those seeking to limit or classify TiO2 or its use);
●	The ultimate resolution of pending litigation (such as our lead pigment and environmental matters); and
●	Pending or possible future litigation or other actions.

Should one or more of these risks materialize (or the consequences of such a development worsen), or should the underlying assumptions prove incorrect, actual results could differ materially from those currently forecasted or expected.  We disclaim any intention or obligation to update or revise any forward-looking statement whether as a result of changes in information, future events or otherwise.

NL Industries, Inc. is engaged in component products (security products and recreational marine components) and chemicals (TiO2) businesses.

Investor Relations Contact

Bryan A. Hanley

Senior Vice President and Treasurer

(972) 233-1700

NL INDUSTRIES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In millions, except earnings per share)

	Three months ended		Year ended
	December 31,		December 31,
	2022	2023	2022	2023

	(unaudited)
Net sales	$40.0	$43.2	$166.6	$161.3
Cost of sales	28.9	29.6	117.8	112.1

Gross margin	11.1	13.6	48.8	49.2

Selling, general and administrative expense	5.7	6.2	23.4	23.8
Corporate expense	3.0	2.6	11.7	11.3

Income from operations	2.4	4.8	13.7	14.1

Equity in earnings (losses) of Kronos Worldwide, Inc.	(6.0)	(1.6)	31.9	(15.0)

Other income (expense):
Interest and dividend income	1.8	3.1	3.8	9.6
Marketable equity securities	(3.8)	2.4	(8.1)	(8.1)
Loss on pension plan termination	—	—	—	(4.9)
Other components of net periodic pension and OPEB cost	(.4)	(.3)	(1.1)	(1.4)
Interest expense	(.3)	(.1)	(1.0)	(.7)

Income (loss) before income taxes	(6.3)	8.3	39.2	(6.4)

Income tax expense (benefit)	(.8)	(.2)	2.8	(7.0)

Net income (loss)	(5.5)	8.5	36.4	.6

Noncontrolling interest in net income of subsidiary	.6	.9	2.6	2.9

Net income (loss) attributable to NL stockholders	$(6.1)	$7.6	$33.8	$(2.3)

Net income (loss) per share attributable to NL stockholders	$(.13)	$.16	$.69	$(.05)

Weighted average shares used in the calculation of net income (loss) per share	48.8	48.8	48.8	48.8

NL INDUSTRIES, INC.

COMPONENTS OF INCOME FROM OPERATIONS

(In millions)

	Three months ended		Year ended
	December 31,		December 31,
	2022	2023	2022	2023

	(unaudited)
CompX - component products	$5.4	$7.4	$25.4	$25.4
Corporate expense	(3.0)	(2.6)	(11.7)	(11.3)

Income from operations	$2.4	$4.8	$13.7	$14.1

CHANGE IN KRONOS’ NET SALES

(unaudited)

	Three months ended	Year ended
	December 31,	December 31,
	2023 vs. 2022	2023 vs. 2022

Percentage change in net sales:
TiO2 sales volume	29%	(13)%
TiO2 product pricing	(11)	(4)
TiO2 product mix/other	(4)	2
Changes in currency exchange rates	3	1

Total	17%	(14)%